Exhibit 10.6

CERTAIN CONFIDENTIAL INFORMATION IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED

AMENDED AND RESTATED MANAGEMENT SERVICES AGREEMENT

THIS AMENDED AND RESTATED MANAGEMENT SERVICES AGREEMENT (this “Agreement”), dated January 12, 2021 and effective as of September 19, 2018, is by and between TOI Management, LLC, a Delaware limited liability company (“Management”) and The Oncology Institute CA, a Professional Corporation (formerly known as Richy Agajanian, M.D., a Professional Corporation), a California professional corporation (the “Practice”), for itself and on behalf of its subsidiaries (whether currently operating or hereafter created or acquired) (collectively, the “Subsidiaries”).

R E C I T A L S

A.            Management provides physician practice management services and has expertise in billing compliance programs and in related practice and other ancillary management and administrative activities for and on behalf of clients.

B.            Practice is a California professional corporation, whose physician employees are all duly licensed and authorized to practice medicine in the State of California and other states, as applicable (each a “State” and collectively, the “States”), and who provide professional medical services at the medical offices described on Exhibit A attached hereto, as may be modified from time to time (each a “Medical Office” and collectively, the “Medical Offices”);

C.            Practice’s Subsidiaries are engaged in the provision of certain ancillary services, including the conduct of research clinical trials, and any other activities permitted by applicable laws as further described on Exhibit B, which may be updated from time to time (in the event that any of the Subsidiaries are engaged in the practice of medicine in the States, such Subsidiary shall be included in the definition of “Practice” for the purposes of this Agreement);

D.            Practice desires to engage Management to provide certain medical office space as delineated on Exhibit A, and as may be modified by the parties from time to time and, Practice desires to retain Management to provide certain management, supervisory and administrative services required to operate the non-medical aspects of Practice’s and Subsidiaries’ operations, as well as to improve the efficiency of Practice’s practice operations on the terms and conditions set forth in this Agreement (collectively, the “Management Services”).

E.            Practice and Management desire to enter into this written agreement to provide a full statement of each party’s respective rights and responsibilities during the term of this Agreement.

NOW, THEREFORE, in consideration of the above recitals, the terms and conditions hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	NATURE OF RELATIONSHIP

Except as prohibited by applicable laws regarding the practice of medicine and subject to the limitations set forth in this Agreement, Practice hereby engages Management to provide and/or arrange for the provision of the Management Services as described in Section 5 below to and on behalf of Practice and the Subsidiaries, and Management does hereby accept such engagement to provide the Management Services to and on behalf of Practice and Subsidiaries in accordance with the terms and conditions contained in this Agreement. Management will be the Practice’s and Subsidiaries’ exclusive provider of such Management Services.

2.	TERM OF AGREEMENT

The initial term of this Agreement shall commence as of the date first set forth above, and shall continue thereafter for a period of twenty (20) years, unless earlier terminated in accordance with Section 11 below. Thereafter, this Agreement shall be automatically renewed upon the same terms and conditions for successive one (1) year terms, unless either party provides to the other party at least ninety (90) days’ prior written notice of such party’s desire to let this Agreement expire as of the end of the then current term of this Agreement.

3.	DUTIES AND RESPONSIBILITIES OF PRACTICE AND SUBSIDIARIES

3.1            Qualifications and Credentials. At all times hereunder, each physician employee of Practice and Subsidiaries (as applicable) shall (a) be duly licensed and authorized to practice medicine in the applicable State, (b) maintain a valid, unrestricted DEA registration, (c) perform the practice of medicine at the Medical Offices in accordance with all applicable laws, and with prevailing standards of care and as required by all applicable managed care contracts, (d) maintain his or her skills through continuing education and training, (e) maintain eligibility for insurance under the professional liability policy or policies carried by Practice, and (f) satisfy such other requirements as are reasonably requested by Practice, in consultation with Management.

3.2            Standards of Practice. Practice shall at all times comply with all applicable laws and governmental regulations concerning the licensure and practice of medicine in the States (including legally-binding guidance made available by the applicable State’s medical board regarding the corporate practice of medicine). Subsidiaries shall comply with applicable laws concerning such Subsidiary’s activities and business.

3.3            Hours of Operation. The hours of operation of the Medical Offices shall be Monday through Friday (or as otherwise determined by the parties), excluding holidays, during such hours as may be mutually agreed to by Practice and Management, as well as such additional weekend and holiday hours as may be mutually agreed to by Practice and Management. The Subsidiaries shall operate at such times as are mutually agreed to by the parties.

3.4            Clinical Professionals. Practice and Subsidiaries (as applicable) will employ or engage all clinical professionals, including all nurse practitioners, nurses and other allied health professionals (the “Clinical Professionals”), necessary to conduct, manage and operate in a proper and efficient manner the Practice at the Medical Offices. Such professionals will be engaged or employed pursuant to written agreements developed by Management in consultation with Practice, subject to final approval by Practice (which shall not be unreasonably withheld, conditioned, or delayed).

3.5            Duty to Cooperate. The parties acknowledge that mutual cooperation is critical to the performance of their respective duties and obligations under this Agreement. To ensure the communication necessary for mutual cooperation, the Practice will permit a representative designated by Management (the “Management Representative”) to attend and participate (in a non- voting capacity) in all meetings of the Practice’s and the Subsidiaries’ equityholders called pursuant to the its governing documents or as otherwise required by applicable law. Practice will give Management at least five calendar days’ prior written notice of each such meeting, specifying the date, time and place of the meeting and, if the meeting is a special meeting, the purposes for which the meeting is called.

3.6            Managed Care Agreements. Practice shall participate in all managed care agreements identified by Management and presented to Practice for execution.

4.	INDEPENDENT CONTRACTORS.

Management on one hand and Practice and Subsidiaries on the other hand are now and will remain as to each other separate and independent. In the performance of this Agreement, it is mutually understood and agreed that each party is at all times acting and performing under this Agreement as an independent contractor, and not as an employee, joint venturer or partner of the other party. Neither party shall have any right, authority or duty to act for the other party, except as otherwise agreed to in this Agreement.

5.	MANAGEMENT’S OBLIGATIONS.

For each month during the term of this Agreement, Management through its employees and agents shall provide the following Management Services in a competent, efficient and reasonably satisfactory manner:

5.1            Medical Office. Management shall provide the Medical Offices delineated on Exhibit A for Practice’s use for so long as this Agreement is in effect. Practice shall use and occupy the Medical Offices solely as medical office space during normal business hours, in accordance with the time schedules developed by Practice and Management pursuant to Section 3.3 above. The Medical Offices provided by Management may be changed, replaced and/or added to without the prior written consent of Practice, but only if Management in good faith determines such a change to be reasonable under the circumstances. Any such substitute or replacement space, if any, shall thereafter be deemed to be a Medical Office for purposes of this Agreement. Management shall consult with Practice from time to time as appropriate regarding the condition, use and needs of the Medical Offices. Management shall provide to the Subsidiaries such reasonable office space as may be deemed necessary from time to time for such Subsidiary’s operation in accordance with applicable laws.

5.2            Equipment, Fixtures, Furniture and Improvements.

(a)            Management shall furnish for use by Practice and Subsidiaries, as applicable, certain medical equipment, office equipment, fixtures, furniture and leasehold improvements (collectively, the “Equipment”) deemed by Management to be reasonably necessary for the proper and efficient operation of the Medical Offices, the Practice and the Subsidiaries. Management and Practice may mutually agree to the selection of any replacement or additional equipment. Any such replacement or additional equipment, if any, shall thereafter be deemed to be the Equipment for purposes of this Agreement.

(b)            Management shall maintain the Equipment in good repair, condition and working order, ordinary wear and tear excepted, and shall furnish all parts, mechanisms, devices and servicing required therefor, including, without limitation, all preventive and routine maintenance as may be necessary and appropriate to maintain the Equipment in a proper state of repair and serviceability.

(c)            The Equipment provided by Management under this Agreement shall at all times be and remain the sole property of Management. Neither Practice nor any Subsidiary shall cause or permit the Equipment to become subject to any lien, levy, attachment, encumbrance or charge, or to any judicial process of any kind whatsoever, and shall not remove any Equipment from the Medical Offices or other office locations, except to the extent permitted by written rules and procedures adopted from time to time by Management.

5.3            Management and Supervision. Practice hereby appoints Management as its sole and exclusive manager and administrator of all non-clinical functions and services at the Medical Offices and all non-professional and non-clinical functions of the Subsidiaries, and Management agrees to accept full responsibility for such management and administration to the extent that such services are required for and directly related to the such business functions located at the Medical Offices and other locations of the Subsidiaries, including:

(a)            Records Maintenance. The maintenance, custody and supervision of business records, papers, documents, ledgers, journals and reports relating to the business operations of the Practice and the Subsidiaries. All such records, papers, documents, ledgers, journals and reports shall be and remain the property of the Practice.

(b)            Accounting. The administration of accounting procedures, controls, forms and systems.

(c)            Financial Reporting. The preparation of monthly, quarterly and annual financial reports, as appropriate, reflecting the business operations conducted at the Medical Offices and by the Subsidiaries.

(d)            Financial Planning. The financial planning for the business operations conducted by the Practice and the Subsidiaries, including the preparation of annual capital and operating budgets in consultation with the Practice.

(e)            Accounts Payable Processing. The processing and payment of accounts payable.

(f)            Accounts Receivable Processing.      The processing and collection of accounts receivable including the preparation, distribution and recordation of all bills and statements for professional medical and ancillary or other services rendered on behalf of Practice and the Subsidiaries as described in greater detail in Section 5.7 below, and including the billing, processing and completion of any reports and forms that may be required by third party payors or customers.

(g)            Employee Records and Payroll Processing. The provision and processing of all employee record keeping, payroll accounting, including social security and other payroll tax reporting and insurance for all employees of Practice and the Subsidiaries, and for all other persons rendering services on behalf of Practice or on behalf of the Subsidiaries.

(h)            Employee Benefits Administration. The administration of payroll taxes, workers’ compensation insurance, unemployment insurance, qualified retirement plans, group insurance benefits, and any other benefit programs adopted by Practice and the Subsidiaries for its employees. Notwithstanding the foregoing, each party shall be solely responsible for and shall comply with all applicable laws pertaining to employment taxes, income withholding, unemployment compensation contributions and other employment-related matters applicable to that party, it being understood that Management shall provide service to Practice and Subsidiaries (where applicable) to assist such entity in satisfying its obligations described above, but such services shall not impose upon Management any liability that is retained by Practice or any Subsidiary hereunder.

(i)            Maintenance and Security Service. Management shall provide or arrange for the proper maintenance and cleanliness of (including refuse disposal), and shall provide adequate security services for, the Medical Offices and at Subsidiaries’ locations.

5.4            Supplies. Management shall furnish such supplies as may be deemed reasonably necessary by Management for the proper and efficient operation of the Practice and the Subsidiaries, including, but not limited to, stationery, statement forms or invoices, office supplies, copier paper and medical supplies (including pharmaceuticals in accordance with applicable federal and state law). Notwithstanding the foregoing, Management shall consult with Practice from time to time as appropriate in connection with the purchase of such supplies.

5.5            Utilities. Management shall make all arrangements for, and pay all costs incidental to, all utilities necessary for the effective operation of the Practice and the Subsidiaries, including, without limitation, gas, electricity, water, telephone, trash collection and janitorial services.

5.6            Patient Records. Management shall provide all services related to the maintenance of patient medical records, including record retrieval services. Except as set forth in Section 8 below, all patient medical records shall be Practice’s or the Subsidiaries’ property, as applicable, and Management shall maintain the confidentiality of all such patient medical records in accordance with applicable laws.

5.7            Billing and Collection.

(a)            Billing Agent. To relieve Practice and the Subsidiaries of the administrative burden of handling the billing and collection of fees for professional medical and ancillary or other services rendered by or on behalf of Practice or any Subsidiary during the term of this Agreement, Management shall be responsible, on behalf of Practice (or Subsidiary) and on the billhead or invoices of Practice (or Subsidiary) as its agent, for billing and collecting the charges made with respect to all professional medical and ancillary or other services rendered by or on behalf of Practice or Subsidiary during the term of this Agreement. The Practice, and each Subsidiary, in accordance with applicable law, hereby grants to Management an exclusive, special power of attorney and appoints Management as an exclusive and lawful agent and attorney-in-fact, and Management hereby accepts such special power of attorney and appointment, for the purposes of fulfilling its obligations set forth in this Section. Notwithstanding anything herein to the contrary, Management shall have no authority or control over decisions regarding coding and billing procedures for patient care services.

(b)            Documentation and Collection. Practice and the Subsidiaries agree to keep and provide to Management all documents, opinions, diagnoses, recommendations, and other evidence and records necessary for the purpose of supporting fees charged for professional medical and ancillary or other services from time to time. Management shall maintain complete and accurate records, consistent with the general practices of Management from time to time, of all fees, charges and billings of all services contemplated hereby. It is expressly understood that the extent to which Management will endeavor to collect such fees, the methods of collecting, the settling of disputes with respect to charges and the writing off of fees that may be or appear to be uncollectible shall at all times be at the reasonable discretion of Management, and Management does not guarantee the extent to which any fees billed will be collected. Practice or Practice’s duly authorized agent shall have the right at all reasonable times and upon the giving of reasonable notice to examine, inspect and copy the records of Management pertaining to such fees, charges, billings, costs and expenses.

(c)            Fee Schedule. Prior to or concurrent with the execution of this Agreement, Practice shall deliver to Management an initial schedule of fees for all of Practice’s and the Subsidiaries’ charges (the “Fee Schedule”), which Fee Schedule shall not exceed the reasonable, usual and customary charges for professional medical and ancillary services provided in the community surrounding the Medical Offices. Thereafter, Practice shall consult with Management at least thirty (30) days prior to any changes in or additions to such Fee Schedule, and all such changes or additions to the Fee Schedule shall be in writing to Management.

(d)            Bank Accounts. Practice authorizes Management to establish, for the Practice’s benefit, certain bank accounts including one or more designated the “Non-Government Lockbox Account(s)”, one or more designated the “Government Lockbox Account(s)” and one or more designated the “Operating Account(s)”. Each Government Lockbox Account will be in Practice’s name, and the Practice will have sole ownership and control over each Government Lockbox Account. Each Operating Account and Non-Government Lockbox Account will be in Management’s name and maintained for the Practice’s benefit. Promptly upon request, thePractice and, as applicable, any Subsidiary, shall execute and deliver to Management suchdocuments and instruments as may be necessary to evidence power of attorney granted by Practice (and, if applicable, Subsidiary) to Management.

(e)            Non-Government Lockbox Accounts and Government Lockbox Accounts. Other than payments from Federal Health Care Programs (as defined in 42 U.S.C. § 1320a-7b(f), or any similar or successor programs) all payments due in respect of services rendered and products provided by or on behalf of the Practice, and any other amounts payable to the Practice or to the Subsidiaries, will be directed to the Non-Government Lockbox Accounts. All payments from Federal Health Care Programs will be directed to the Government Lockbox Accounts. The Practice and, as applicable, the Subsidiaries, will enter into an agreement with a financialinstitution chosen by the parties to (i) establish and service the Non-Government LockboxAccounts and Government Lockbox Accounts subject to the requirements of this Agreement (including the power of attorney granted above), (ii) facilitate the collection and negotiation of payments from Federal Health Care Programs and the deposit of such payments into the Government Lockbox Accounts and (iii) sweep all funds from the Non-Government Lockbox Accounts and Government Lockbox Accounts into the Operating Accounts on a daily basis. Any such authorization or instructions relating to Government Lockbox Accounts may be revoked by Practice at any time; provided, however, that any modification or revocation of such authorization and instructions with respect to either the Government Lockbox Accounts or the Non-Government Lockbox Accounts by Practice without Management’s prior written consent will be in material breach of this Agreement and cause for immediate termination of this Agreement under Section 11. The Practice, Management and the financial institution maintaining the Non-Government Lockbox Accounts will also enter into a deposit account control agreement pursuant to which such financial institution agrees to follow Management’s instructions with respect to the Non- Government Lockbox Accounts without requiring Practice’s or Subsidiary’s further consent.

(f)            Operating Accounts. Management will use the Operating Accounts to receive funds from the Non-Government Lockbox Accounts and the Government Lockbox Accounts and pay Practice and Subsidiary expenses, amounts due under this Agreement (including the Management Fee) and the Deficit Funding Loan Agreement and such other expenses as Management may pay on the Practice’s and Subsidiaries’ behalf. Such persons as Management may designate from time to time will be authorized signatories on the Operating Accounts (“Authorized Signatories”). Any modification or revocation of such authorization and instructions by Practice without Management’s prior written consent will be in material breach of this Agreement and will be cause for immediate termination under Section 11.

(g)            Monthly Report. On or before the fifteenth (15th) day of each calendar month during the term of this Agreement, commencing with the second such month, and continuing on or before the fifteenth (15th) day of each calendar month thereafter until six (6) months following the expiration or earlier termination of this Agreement, Management shall furnish Practice with a statement of all collected revenues for the previous calendar month.

(h)            Survival of Collection Obligation. For a period of six (6) months following the expiration or earlier termination of this Agreement, Management shall continue to be obligated to bill the charges made with respect to all professional medical and ancillary or other services rendered by or on behalf of Practice during the term of this Agreement and to collect such charges as well as the collected revenues billed by Management prior to the expiration or earlier termination of this Agreement; provided, however, that Management shall have no obligation to bill or collect the charges for any professional medical and ancillary or other services rendered by or on behalf of Practice after the expiration or earlier termination of this Agreement. Following the expiration or earlier termination of this Agreement, Management shall continue bill and collectthe collected revenues in accordance with the terms and conditions set forth in this Section 5.7.

5.8            Staffing of Medical Offices. Management shall, on behalf of Practice and the Subsidiaries, provide such non-physician personnel as may be reasonably necessary to enable Practice and the Subsidiaries to carry out and perform their professional medical services, subject to the following:

(a)            Management shall, on behalf of Practice and the Subsidiaries, provide all non-physician support personnel including without limitation all receptionists, medical assistants, technicians, secretaries, clerks, management and purchasing personnel, janitorial and maintenance personnel, and such other personnel as may be reasonably necessary for the proper and efficient operation of the Practice and the Subsidiaries (collectively, the “Support Personnel”).

(b)            Management shall, on behalf of Practice and the Subsidiaries: (i) train, manage and supervise all Support Personnel; (ii) hire and fire all Support Personnel; (iii) determine the salaries, fringe benefits, bonuses, health and disability insurance, workers’ compensation insurance and any other benefits for all Support Personnel; and (iv) be responsible for any appropriate disciplinary action required to be taken against Support Personnel. Notwithstanding the foregoing, Management shall consult with the Practice from time to time as appropriate in connection with the hiring, performance appraisal and termination of the Support Personnel and Practice’s determination with respect to selection, hiring and firing of all allied health staff and medical assistance relating to such staff’s clinical competency or proficiency shall control. Notwithstanding anything herein to the contrary, with regard to those Support Personnel who are professionals required by law to be supervised by physicians or the Practice, Practice shall be solely responsible for the training and supervision of such Support Personnel as it relates to clinicalmatters, including clinical competency and proficiency.

(c)            In recognition of the fact that the Support Personnel provided by Management to Practice under this Agreement may perform similar services from time to time for others, this Agreement shall not prevent Management from performing such similar services or restrict Management from using the Support Personnel provided to Practice under this Agreement to perform services for others. Management will make reasonable efforts, consistent with sound business practice, to honor the specific requests of Practice with regard to the assignment of Support Personnel by Management.

5.9            Additional Services to Subsidiaries. Management shall, on behalf of the Subsidiaries, provide such other services as may be identified on Exhibit C from time to time.

5.10            Third Party Payor Contracting. Management shall, on behalf of Practice, negotiate the terms and conditions of the Practice’s third party payor agreements; provided, however, that Management will not be responsible for setting the parameters under which the Practice will enter into contractual relationships with third-party payors.

5.11            Management’s Right to Subcontract. Management shall be entitled to subcontract with any other persons or entities for all or any portion of the services Management is required to provide or furnish to Practice pursuant to this Agreement. Management may disclose any term of this Agreement to any subcontractor of Management who performs services for Management on behalf of Practice.

6.	MANAGEMENT FEE.

6.1            Compensation of Management. Practice shall pay to Management, as full and complete compensation for the provision of the Management Services described in this Agreement, the fee set forth on Exhibit D (the “Management Fee”). The Practice’s failure to pay the Management Fee or reimbursable expenses when due will be considered a material breach of this Agreement.

(a)            The parties have determined the Management Fee to be equal to the fair market value of the Management Services, without consideration of the proximity of the Practice to any referral sources or the volume or value of any referrals from Management or any of its affiliates to the Practice or from the Practice to Management or any of its affiliates, that is reimbursed under any government or private health care payment or insurance program.

(b)            Payment of the Management Fee is not conditioned upon a requirement that Practice make referrals to, be in a position to make or influence referrals to, or otherwise generate business for Management or any of its affiliates or a requirement that Management or any of its affiliates make referrals to, be in a position to make or influence referrals to, or otherwise generate business for the Practice. The Management Fee does not include any discount, rebate, kickback or other reduction in charge.

(c)            Remittances to the Practice of monies collected will be made net of that portion of the Management Fee then due and owing to Management pursuant to this Agreement.

6.2            Expense Reimbursement. In addition to the Management Fee, the Practice will reimburse Management for all operating expenses (including reasonable travel, meals and lodging expenses) incurred by Management in connection with the provision of the Management Services; provided that such expenses are included in the agreed upon budget for the Practice and Subsidiaries and are otherwise commercially reasonable. Remittances to the Practice of monies collected will be made net of amounts for which Management is then due to reimbursement from the Practice pursuant to this Agreement.

6.3            Deficit Funding Loan Agreement. If Practice or Subsidiaries do not have sufficient cash to pay for their liabilities or financial obligations (including any portion of the Management Fee or reimbursable expenses owed to Management hereunder), then Management may, in its sole discretion, loan to Practice upon request funds for the purpose of enabling the Practice to pay its liabilities and meet its financial obligations (“Advances”). Funded Advances will be added to the amounts owed by the Practice to Management pursuant to that certain Deficit Funding Loan Agreement of even date herewith (“Deficit Funding Loan Agreement”) and will bear interest as set forth in the Deficit Funding Loan Agreement. The Practice will repay funded Advances in accordance with the terms of the Deficit Funding Loan Agreement.

6.4            Application of Payments. Practice hereby directs Management, and Management agrees, to make payments from the Operating Account monthly for the following purposes, in the order or priority set forth below:

(a)            First, to pay all taxes of the Practice when due;

(b)            Second, to pay compensation due to Practice’s employees (in accordance with the Practice’s budget mutually agreed upon by the parties) and to the Support Personnel;

(c)            Third, to pay any refunds or other amounts owed to patients or third parties;

(d)            Fourth, Management will be paid its reimbursable expenses in accordance with the terms set forth herein and any other cumulative direct costs and expenses of operating Practice’s business;

(e)            Fifth, Management will be paid its Management Fee in accordance with the terms set forth herein; and

(f)            Finally, Management will be paid for any Advances in accordance with the terms set forth herein and in the Deficit Funding Loan Agreement.

7.	CONDUCT OF MEDICAL PRACTICE; NO REFERRALS.

7.1            Practice and, as applicable, the Subsidiaries shall be solely and exclusively in control of all aspects of the practice of medicine and the provision of professional medical services to its patients, including all medical training and medical supervision of licensed personnel, and Management shall neither have nor exercise any control or discretion over the methods by which Practice and the applicable Subsidiaries shall practice medicine. Management’s sole function is to provide the Management Services to Practice and the applicable Subsidiaries in a competent, efficient and reasonably satisfactory manner. The rendition of all professional medical services, including but not limited to, diagnosis, treatment and the prescription of medicine and drugs, and the supervision and preparation of medical records and reports shall be the sole responsibility of Practice and the applicable Subsidiaries. Notwithstanding anything herein to the contrary, Management will not: (a) assign or designate specific clinical providers to treat specific patients; (b) assume responsibility for the care and treatment of patients: (c) engage in any activity that constitutes the practice of medicine in any State or that would require Management or its owners to have professional licensure under applicable laws; or (d) provide the Practice or any Subsidiary with any inducement or remuneration in exchange for recommending to patients any services provided by Management.

7.2            Management is not and shall not be responsible for the referral of patients to Practice, the Subsidiaries or physicians or for otherwise developing a greater number of patient referrals to Practice, the Subsidiaries or physicians. The parties hereby acknowledge and agree that no benefits to the parties hereunder require or are in any way contingent upon the admission, recommendation, referral or any other arrangement for the provision of any item or service offered by Practice, the Subsidiaries or any of the physicians. Management shall neither have nor exercise any control or direction over the number, type, or recipient of patient referrals to Practice or the Subsidiaries, and nothing in this Agreement shall be construed as directing or influencing such referrals. Management has not guaranteed to Practice or the Subsidiaries that the arrangements contemplated hereunder will guarantee any amount of income to Practice or the Subsidiaries. None of Management’s activities contemplated under this Agreement or otherwise shall constitute obligations of Management to generate patient flow or business to Practice. Further, there is absolutely no intent for Management in any manner to be compensated to generate patients for Practice or the Subsidiaries. Rather, Practice and the Subsidiaries have engaged Management to manage the business aspects of Practice and the Subsidiaries in order to enable Practice and the Subsidiaries to focus on delivering patient care.

8.	PATIENT RECORDS.

All patient records and charts created in connection with the professional medical services provided by Practice and the Subsidiaries are Practice’s and Subsidiaries’, as applicable, sole property. Notwithstanding the foregoing, Management shall have a continuing right to inspect and copy (at Management’s expense) all records pertaining to Practice’s and the Subsidiaries’ patients, subject to all applicable federal and state laws. The parties and their employees and agents shall maintain and safeguard the confidentiality of all records, charts and other information generated in connection with the professional services provided hereunder in accordance with all applicable federal and State laws, including, but not limited to, the Health Insurance Portability and Accountability Act of 1996 and the regulations promulgated thereunder by the United States Department of Health and Human Services (“HIPAA”). To this end, the parties agree to abide by the HIPAA Business Associate Addendum attached hereto as Exhibit E.

9.	INSURANCE.

9.1            Management will purchase and maintain, on behalf of the Practice, or will assist the Practice in purchasing and maintaining all insurance policies that are reasonable and customary for enterprises engaged in the activities a medical practice providing similar services to the Practice is engaged in (including without limitation professional liability insurance for the Practice and the Clinical Professionals, comprehensive general liability insurance, extended coverage insurance and workers’ compensation insurance), naming the Practice and the Clinical Professionals as named insureds and Management as an additional insured under all such policies. Management shall, on behalf of each applicable Subsidiary, obtain and procure such liability insurance as reasonably necessary for such Subsidiary’s activities, all costs of which shall be paid by the applicable Subsidiary.

9.2            Management shall obtain and maintain, at its sole expense, insurance policies that are reasonable and customary for enterprises engaged in the provision of management services (including without limitation general liability, workers compensation, cyber liability, directors and officers insurance).

10.	INDEMNIFICATION.

Each party shall indemnify, defend and hold harmless the other party from any and all liability, loss, claim, lawsuit, injury, cost, damage or expense whatsoever (including reasonable attorneys’ fees and court costs) arising out of, incident to or in any manner occasioned by the performance or nonperformance of any duty or responsibility under this Agreement and the HIPAA Business Associate Addendum attached hereto by such indemnifying party, but only to the extent, and only in such amount, that such liability, loss, claim, lawsuit, injury, cost, damage or expense is not covered and paid by third party insurance. The foregoing indemnification provision shall in all instances be deemed to be subordinate to any third party insurance coverage that may cover all or any portion of any indemnified claim. This section shall survive the termination or expiration of this Agreement.

11.	TERMINATION.

11.1            Events of Termination. In addition to the expiration of this Agreement in accordance with Section 2 above, this Agreement may be terminated upon the occurrence of any of the following events:

(a)            Mutual Written Agreement. Mutual written agreement of the parties.

(b)            Material Breach. In the event of a material breach of this Agreement by either party, the other party shall provide written notice upon the defaulting party (the “Default Notice”) specifying the nature of the breach. In the event such breach is not cured to the reasonable satisfaction of the non-defaulting party within thirty (30) days after service of the Default Notice, this Agreement shall automatically terminate at the election of the non-defaulting party upon the giving of a written notice of termination to the defaulting party not later than sixty (60) days after service of the Default Notice.

(c)            Insolvency. If either party shall apply for or consent to the appointment of a receiver, trustee or liquidator of itself or of all or a substantial part of its assets, file a voluntary petition in bankruptcy, or admit in writing its inability to pay its debts as they become due, make a general assignment for the benefit of creditors, file a petition or an answer seeking reorganization or arrangement with creditors or take advantage of any insolvency law, or if an order, judgment or decree shall be entered by a court of competent jurisdiction or an application of a creditor, adjudicating such party to be bankrupt or insolvent, or approving a petition seeking reorganization of such party or appointing a receiver, trustee or liquidator of such party or of all or a substantial part of its assets, and such order, judgment or decree shall continue unstayed and in effect for a period of thirty (30) consecutive days, then the other party may terminate this Agreement upon ten (10) days prior written notice to such party.

(d)            Immediate Termination. Notwithstanding any other provision hereof, this Agreement may be terminated by Management for cause, upon one (1) days’ prior written notice to Practice, upon the occurrence of any of the following events:

(i)            In the event of the termination or suspension of the license to practice medicine in the applicable State of any physician employee of Practice who is not immediately removed by Practice from providing patient care services at a Medical Offices;

(ii)            In the event of the conviction of any physician employee of Practice of any crime punishable as a felony under State law or of any other crime involving moral turpitude or immoral conduct, and such physician employee is not immediately removed by Practice from providing patient care services at the Medical Offices;

(iii)            In the event that any act or omission on the part of Practice (or its physician employees) results in the cancellation of Practice’s malpractice insurance, and Practice does not obtain (or Management is unable to obtain on behalf of Practice) new or substitute malpractice insurance consistent with Section 9 above effective as of the cancellation date of such prior malpractice insurance;

(iv)            In the event of any withdrawal by Practice or a Subsidiary from the Operating Accounts, the Non-Government Lockbox Accounts or the Government Lockbox Accounts, or any change by Practice in the written instructions relating to such accounts, in contravention of Section 5.7 of this Agreement;

(v)             In the event of termination of the Deficit Funding Loan Agreement; or

(vi)            In the event of the attempted assignment or other unauthorized delegation of any of Practice’s rights or obligations under this Agreement.

(e)            Termination For Health Care Regulations. In the event that legal counsel for either party determines that more likely than not this Agreement is in violation of any federal statute, rule or regulation, or any State statute, rule or regulation, including, but not limited to, any medical and state health care programs, fraud and abuse or state laws governing referral fees and fee-splitting, then the parties agree to negotiate, in good faith, amendments to this Agreement to conform to such statute, rule or regulation. If the parties are unable to negotiate such amendment in good faith within sixty (60) days, then, in such event, this Agreement may be immediately terminated by either party upon written notice to the other party.

11.2            Effect of Termination. Promptly (but in any event within ten (10) calendar days) after the termination or expiration of this Agreement, the Practice will pay to Management all Management Fees earned or accrued under this Agreement through the termination date, and reimburse all reimbursable expenses incurred before the termination date. Repayment of any Advances will made as set forth in the Deficit Funding Loan Agreement. Termination of this Agreement shall not release or discharge either party from any obligation, debt or liability which shall have previously accrued and remain to be performed upon the date of termination. All obligations and rights expressly extended beyond the Term, including but not limited to Sections 5.7(h), 8, 10, 11.2, 13-28, will survive the expiration or termination of this Agreement.

12.	ASSIGNMENT.

Nothing contained in this Agreement shall be construed to permit assignment by Practice of any rights or duties under this Agreement, and such assignment is expressly prohibited without prior written consent of Management. Any attempted assignment by either party shall be null and void and of no force or effect. Management may freely assign this Agreement or any rights under this Agreement, or delegate any duties under this Agreement without the Practice’s consent: (i) to a parent, subsidiary, or affiliate of Management, (ii) as a collateral assignment to one or more lenders or agents for any lenders, or (iii) to any Person: (A) into which Management merges or consolidates, (B) acquiring all or substantially all of Management’s assets, or (C) acquiring control of Management by equity or membership interest purchase.

13.	CONFIDENTIALITY

Neither party shall disclose this Agreement or the terms thereof to a third party, except as otherwise required by law, without the prior written consent of the other party, other than to such party’s legal and financial advisors.

14.	RESTRICTIVE COVENANTS.

14.1            Proprietary Information. Practice recognizes that due to the nature of this Agreement, Practice (and its physician employees) will have access to information of a proprietary nature owned by Management, including, but not limited to, any and all documents bearing a Management form number or other identifying mark of Management, any and all computer programs (whether or not completed or in use), any and all operating manuals or similar materials that constitute the non-medical systems, policies and procedures, methods of doing business developed by Management, administrative, financial affairs and other information utilized by Management. Consequently, Practice acknowledges and agrees that Management has a proprietary interest in all such information and that all such information constitutes confidential and proprietary information and the trade secret property of Management. Practice hereby expressly and knowingly waives any and all rights, title and interest in and to such trade secrets and confidential information and agree to return all copies of such trade secrets and confidential information related thereto to Management at Practice’s expense, upon the expiration or earlier termination of this Agreement.

14.2            Nondisclosure. Each party further acknowledges and agrees that each party is entitled to prevent each party’s competitors from obtaining and utilizing its trade secrets and confidential information. Therefore, each party agrees to hold the other party’s trade secrets and confidential information in the strictest confidence and to not disclose them or allow them to be disclosed, directly or indirectly, to any person or entity other than those persons or entities who are employed by or affiliated with either party, without the prior written consent of the other party. During the term of this Agreement, neither party shall disclose to anyone, other than persons or entities who are employed by or affiliated with either party, any confidential or proprietary information or trade secret information obtained by a party from the other party, except as otherwise required by law. After the expiration or earlier termination of this Agreement, neither party (and each of their contractors and employees) shall not disclose to anyone any confidential or proprietary information or trade secret information obtained from the other party, except as otherwise required by law or upon the prior written consent of the other party.

14.3            Noncompete. During the Restricted Period (as defined below), the Practice will not, directly or indirectly, own, manage, operate, join, control, finance or participate in, or participate in the ownership, management, operation, control or financing of, or be connected as an owner, investor, partner, joint venturer, director, limited liability company manager, employee, independent contractor, consultant or other agent of, any person or enterprise that provides any professional practice management services similar to the Management Services anywhere in or with respect to the geographic area within 20 miles of any Medical Office or with respect to which the Practice has taken concrete steps to expand. Nothing in this Section prohibits the Practice or the Clinical Professionals from providing professional clinical services. “Restricted Period” shall mean the shorter of (i) the period from the date of this Agreement until the second anniversary of the termination of this Agreement or (ii) the longest time period after the date of this Agreement that is permitted by applicable Law if two years after the termination of this Agreement is not permitted. Notwithstanding anything to the contrary herein, this Section is intended to apply to the Practice only and is not intended to supersede, amend or modify the terms of any non- compete restrictions set forth in any agreement between any equityholder of the Practice and Management or an affiliate of Management.

14.4            Covenant Not to Solicit. Until the second anniversary of the expiration or termination of this Agreement, Practice will not, directly or indirectly:

(a)            solicit or induce or attempt to solicit or induce (including by recruiting, interviewing or identifying or targeting as a candidate for recruitment) any member of the board of directors or equivalent governing body, officer or personnel (whether engaged as an employee or independent contractor) of Management (excluding such Practice) who is acting in such capacity or acted in such capacity at any time within the 12-month period immediately precedingthe date of such solicitation, inducement or attempt (a “Business Associate”) to terminate, restrictor hinder such Business Associate’s association with any Management entity or affiliate or interfere in any way with the relationship between such Business Associate and any Managemententity or affiliate; provided, however, that after the termination or expiration of this Agreement, general solicitations published in a journal, newspaper or other publication or posted on an internetjob site and not specifically directed toward Business Associates will not constitute a breach of thecovenants in this Section,

(b)            hire or otherwise retain the services of any Business Associate as equityholder, director, limited liability company manager, partner, officer, employee, independent contractor, licensee, consultant, advisor, agent or in any other capacity, or attempt or assist anyone else to do so, or

(c)            interfere with the relationship between any Management entity or affiliate and any person who is a partner, joint venturer, investor, lender, consultant, agent or other person having a business relationship with the Management entity or affiliate, or attempt or assist anyone else to do so.

Notwithstanding anything to the contrary herein, this Section is intended to apply to the Practice only and is not intended to supersede, amend or modify the terms of any non-solicitation restrictions set forth in any agreement between any equityholder of the Practice and Management or an affiliate of Management.

14.5            Non-Disparagement. After the date of this Agreement, neither party will directly or indirectly, make any disparaging, derogatory, negative or knowingly false statement about the other party, affiliate, subsidiary or any of their respective directors, managers, officers, equityholders, employees, agents, successors and permitted assigns, or any of their respective businesses, operations, financial condition or prospects, except as required by applicable law.

14.6            Equitable Relief. Each party acknowledges and agrees that (i) the restrictive covenants contained in this Section and the territorial, time, activity and other limitations set forth herein are commercially reasonable and do not impose a greater restraint than is necessary to protect the goodwill and legitimate business interests of the other party, its affiliates, subsidiaries and its businesses. Each party acknowledges and agrees that a breach of this Section 14 will result in irreparable harm to the other party and the other party cannot be reasonably or adequately compensated in damages, and therefore, the other party shall be entitled to equitable remedies, including, but not limited to, injunctive relief, to prevent a breach and to secure enforcement thereof in addition to any other relief or award to which such party may be entitled.

15.	FORCE MAJEURE.

Notwithstanding any provision contained herein to the contrary, neither party shall be deemed to be in default hereunder for failing to perform or provide the services or obligations pursuant to this Agreement if such failure is the result of any labor dispute, act of God, inability to obtain labor or materials, governmental restrictions or any other event which is beyond the reasonable control of such party; provided, however, that if such event continues for a period in excess of thirty (30) days, either party shall have the right to terminate this Agreement by providing the other party with a written notice of its desire to terminate this Agreement at least thirty (30) days prior to the effective date of any such termination.

16.	DISPUTE RESOLUTION.

In the event that any material controversy or dispute arises between the parties hereto with respect to the enforcement or interpretation of this Agreement, or of any specific terms and provisions set forth herein, the parties shall use their best efforts and due diligence to reach an agreement for the resolution of such controversy or dispute. In the event that the parties are unable to resolve any such controversy or dispute within thirty (30) days, such controversy or dispute shall be submitted to a disinterested third party mediator chosen by the parties for nonbinding mediation prior to either party’s instituting any formal legal action at law. However, the foregoingprovisions of this Section 16 shall not be interpreted to restrict either party’s right to pursue equitable relief from a court of competent jurisdiction at any time or to terminate this Agreement in accordance with Section 11 above.

17.	GOVERNING LAW.

This Agreement shall be governed by and interpreted under the laws of the State of California, except for clinical matters relating to the corporate practice of law and other restrictions, which shall be governed by the law of the applicable State. Any legal action, suit or proceeding brought by a party that in any way arises out of this Agreement (“Proceeding”) must be litigated exclusively in the state or federal courts of California (the “Identified Courts”). Each party hereby irrevocably and unconditionally: (i) submits to the jurisdiction of the Identified Courts for any Proceeding; (ii) shall not commence any Proceeding, except in the Identified Courts; (iii) waives, and shall not plead or make, any objection to the venue of any Proceeding in the Identified Courts; (iv) waives, and shall not plead or make, any claim that any Proceeding brought in the Identified Courts has been brought in an improper or otherwise inconvenient forum; and (v) waives, and shall not plead or make, any claim that the Identified Courts lack personal jurisdiction over it.

18.	ENTIRE AGREEMENT; BINDING EFFECT; BENEFIT.

This Agreement and the exhibits attached hereto constitute the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior documents, representations and understandings of the parties which may relate to the subject matter of this Agreement. No other understanding, oral or otherwise, regarding the subject matter of this Agreement shall bind either party. This Agreement will inure to the benefit of and bind the parties and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, may be construed to give any Person other than the parties and their respective successors and permitted assigns any right, remedy, claim, obligation or liability arising from or related to this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties and their respective successors and permitted assigns.

19.	AMENDMENT.

No modification, amendment or addition to this Agreement, nor waiver of any of its provisions, shall be valid or enforceable unless in writing and signed by both parties.

20.	HEADINGS.

The headings set forth herein are for the purpose of convenient reference only, and shall have no bearing whatsoever on the interpretation of this Agreement.

21.	NOTICES.

All notices, requests, demands or other communications hereunder must be in writing and must be given and shall be deemed to have been given upon receipt if delivered by Federal Express, facsimile or email, on the date of delivery if delivered in person, or three (3) days after mailing if sent by certified or registered mail with first-class postage prepaid, as follows:

If to Practice:	The Oncology Institute CA, a Professional Corporation 18000 Studebaker Road, #800 Cerritos, CA 90703 c/o: Yale Podnos, M.D. Attention: President Email:

with a copy (not constituting notice) to:
Greenberg Glusker LLP 2049 Century Park East, Suite 2600 Los Angeles, CA 90067 Attention: Andrew M. Apfelberg Email:

If to Management:	TOI Management, LLC 18000 Studebaker Road, #800 Cerritos, CA 90703 Attention: Mark Hueppelsheuser, General Counsel Email:

and

Havencrest Healthcare Partners, L.P.
5221 N. O’Connor Blvd. East Tower, Suite 1200 Irving, Texas 75039
Attention: Matt D. Shofner Email:

and

M33 Growth
888 Boylston Street, Suite 500
Boston, MA 02199 Attn: Gabriel Ling
Email:

and

ROCA Partners LLC
9460 Wilshire Blvd., Suite 850 Beverly Hills, CA 90212
Attn: Ravi Sarin
Email:

with a copy (not constituting notice) to: McDermott Will & Emery LLP
333 Avenue of the Americas, Suite 4500 Miami, Florida 33131
Attention: Alexander Clavero Email:

or to such other person(s) or address(es) as may be designated by the parties in accordance with the provisions of this Section 21.

22.	WAIVER.

Any waiver of any provision hereof shall not be effective unless expressly made in writing executed by the party to be charged. The failure of any party to insist on performance of any of the terms or conditions of this Agreement shall not be construed as a waiver or relinquishment ofany rights granted hereunder or of the future performance of any such term, covenant or condition,and the obligations of the parties with respect thereto shall continue in full force and effect.

23.	NO THIRD PARTY BENEFICIARY.

None of the provisions contained in this Agreement is intended by the parties, nor shall any be deemed, to confer any benefit on any person not a party to this Agreement.

24.	COUNTERPARTS.

This Agreement may be executed in two or more counterparts, all of which shall, in the aggregate, be considered one and the same instrument. The parties may deliver executed signature pages to this Agreement by facsimile or e-mail transmission.

25.	SEVERABILITY.

If any provision or portion of any provision herein is held to be unenforceable or invalid by a court of competent jurisdiction, the validity and enforceability of the remaining provisions of this Agreement shall not be affected thereby. If any court of competent jurisdiction holds the geographic or temporal scope of any restrictive covenant contained in this Agreement invalid or unenforceable, then such restrictive covenant will be construed as a series of parallel restrictive covenants and the geographic or temporal scope of each such restrictive covenant will be deemed modified (including by application of any “blue pencil” doctrine under applicable Law) to the minimum extent necessary to render such restrictive covenant valid and enforceable.

26.	ADDITIONAL DOCUMENTS.

Each of the parties hereto agrees to execute any document or documents that may be requested from time to time by the other party to implement or complete such party’s obligations pursuant to this Agreement and to otherwise cooperate fully with such other party in connection with the performance of such party’s obligations under this Agreement.

27.	EXCLUSION

Each party warrants that neither it, nor any of its employees or agents, is currently listed by a Federal agency as excluded, debarred, or otherwise ineligible for participation in any Federal health care program. Each party agrees that it will not employ, contract with, or otherwise use the service of any individual whom it knows or should have known, after reasonable inquiry (a) has been convicted of a criminal offense related to health care (unless the individual has been reinstated to participation in Medicare and all other Federal health care programs after being excluded because of the conviction), or (b) is currently listed by a Federal agency as excluded, debarred, or otherwise ineligible for participation in any Federal health care program and further agrees that it will immediately notify the other party in the event that it, or any person in its employ, has been excluded, debarred, or has otherwise become ineligible for participation in any Federal health care program. Each party agrees to continue to make reasonable inquiry regarding the status of its employees and independent contractors on a regular basis, to the extent required by law, byreviewing applicable exclusion lists.

28.	FEDERAL ACCESS TO RECORDS

To the extent applicable under Section 1861(v)(1)(i) of the Social Security Act, as amended, Management agrees that, upon request made in accordance with applicable law and regulations, the Comptroller General of the United States, the United States Department of Health and Human Services and the duly authorized representatives of the foregoing shall be given access by Management to the following records from the date of the Agreement until the expiration of four (4) years after the furnishing of the services under the Agreement: the Agreement, all books, documents and records of Management or its subcontractors that are necessary to verify the nature and extent of the costs to Practice of services rendered under this Agreement. In the event that any request for the books, documents and records of Management or its subcontractors is made pursuant to this Section, Management shall promptly give notice of such request to Practice and shall promptly grant Practice access to each book, document and record made available to one or more of the persons and agencies listed above for Practice to review and copy.

[Remainder of the page is blank. Signature pages follow.]

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date first written above.

MANAGEMENT:		PRACTICE:

TOI Management, LLC, a Delaware limited liability company		The Oncology Institute CA, a Professional Corporation, a California professional corporation

By:	/s/ Brad Hively	By:	/s/ Yale Podnos
Print: Brad Hively		Print: Yale Podnos, M.D.
Title: Chief Executive Officer		Title: President

EXHIBIT A

MEDICAL OFFICES

Applicable States: Arizona, California, and Nevada.

See attached for list of Medical Offices.

EXHIBIT B

SUBSIDIARIES

	Subsidiary	Activity
2.	Innovative Clinical Research Institute, LLC	Facilitation and administration of clinical trials as a Site Management Organization

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EXHIBIT C

OTHER SERVICES

[To be listed.]

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EXHIBIT D

MANAGEMENT FEE

(1)            Management Fee: In consideration of the Management Services, the Practice will pay Management a monthly fee [***]. The monthly payment shall be payable no later than the 15th day of the month following the month in which it is due.

[***]

“Gross Revenue” shall be defined as total revenues [***].

(2)            Adjustment. The parties recognize that the Practice and its Subsidiaries may change in size and scope over the term of this Agreement, which may cause the Management Fee to no longer reflect the fair market value of the Management Services provided pursuant to this Agreement; accordingly, the parties will review the Management Fee [***].

(3)            Bonus. At least annually, the Practice shall determine an appropriate bonus (if any) to be paid to Management [***].

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EXHIBIT E

HIPAA

BUSINESS ASSOCIATE ADDENDUM

I.	GENERAL PROVISIONS

Section 1.1. Status of Parties Under HIPAA. The parties acknowledge and agree that The Oncology Institute CA, a Professional Corporation, a California professional corporation (“Covered Entity”) is a “Covered Entity” and TOI Management, LLC, a Delaware limited liability company (“Company”) is a “business associate” of CoveredEntity when Company receives, maintains, transmits, uses or discloses Protected Health Information on behalf of Covered Entity.

Section 1.2. Effect. To the extent that Company receives Protected Health Information from or on behalf of Covered Entity (“PHI”) to perform Business Associate activities, the terms and provisions of this Addendum shall supersede any other conflicting orinconsistent terms and provisions in this Agreement to the extent of such conflict or inconsistency.

Section 1.3. Capitalized Terms. Capitalized terms used herein without definition in this Agreement (including this Addendum) shall have the respective meanings assigned to such terms by the administrative simplification section of the Health Insurance Portability and Accountability Act of 1996 and its implementing regulations as amended by HITECH (as defined in Section 1.5 of this Addendum) (collectively, “HIPAA”).

Section 1.4. No Third Party Beneficiaries. The parties have not created and do not intend to create by this Agreement any third party rights, including, but not limited to, third party rights for Covered Entity’s patients.

Section 1.5. Amendments. The parties acknowledge and agree that the Health Information Technology for Economic and Clinical Health Act and its implementing regulations (collectively, “HITECH”) impose new requirements with respect to privacy, security and breach notification and contemplates that such requirements shall be implemented by regulations to be adopted by HHS. The HITECH provisions applicable to business associates will be collectively referred to as the “HITECH BA Provisions.” The provisions of HITECH and the HITECH BA Provisions are hereby incorporated by reference into this Agreement as if set forth in this Agreement in their entirety effective on the later of the effective date of this Agreement or such subsequent effective date specified in HITECH.

Section 1.6. Regulatory References. A reference in this Addendum to a section in HIPAA means the section as it may be amended from time-to-time.

II.	OBLIGATIONS OF THE COMPANY

Section 2.1. Use and Disclosure of PHI. Company may use and disclose PHI as permitted or required under this Agreement (including this Addendum) or as Required by Law, but shall not otherwise use or disclose any PHI. Company shall not use or disclose PHI received from Covered Entity in any manner that would constitute a violation of HIPAA if so used or disclosed by Covered Entity (except as set forth in Sections 2.1(a), (b) and (c) of this Addendum). To the extent Company carries out any of Covered Entity’s obligations under the HIPAA Privacy Rule, Company shall comply with the requirements of the HIPAA PrivacyRule that apply to Covered Entity in the performance of such obligations. Without limiting the generality of the foregoing, Company is permitted to use or disclose PHI as set forth below:

B4-4

(a)            Company may use PHI internally for Company’s proper management and administration or to carry out its legal responsibilities.

(b)            Company may disclose PHI to a third party for Company’s proper management and administration, provided that the disclosure is Required by Law or Company obtains reasonable assurances from the third party to whom the PHI is to be disclosed that the third party will (1) protect the confidentially of the PHI, (2) only use or further disclose the PHI as Required by Law or for the purpose for which the PHI was disclosed to the third party and (3) notify Company of any instances of which the person is aware in which the confidentiality of the PHI has been breached.

(c)            Company may use PHI to provide Data Aggregation services relating to the Health Care Operations of Covered Entity if required or permitted under this Agreement.

(d)            Business Associate may use PHI to create de-identified health information in accordance with the HIPAA de-identification requirements. Business Associate may disclose de-identified health information for any purpose permitted by law.

Section 2.2. Safeguards. Company shall use appropriate safeguards to prevent the use or disclosure of PHI other than as permitted or required by this Addendum. In addition, Company shall implement Administrative Safeguards, Physical Safeguards and Technical Safeguards that reasonably and appropriately protect the Confidentiality, Integrity and Availability of PHI transmitted or maintained in Electronic Media (“EPHI”) that it creates, receives, maintains or transmits on behalf of Covered Entity. Company shall comply with the HIPAA Security Rule with respect to EPHI.

Section 2.3. Minimum Necessary Standard. To the extent required by the “minimum necessary” requirements of HIPAA, Company shall only request, use and disclose the minimum amount of PHI necessary to accomplish the purpose of the request, use or disclosure.

Section 2.4. Mitigation. Company shall take reasonable steps to mitigate, to the extent practicable, any harmful effect (that is known to Company) of a use or disclosure of PHI by Company in violation of this Addendum.

Section 2.5.  Subcontractors. Company shall enter into a written agreement meeting the requirements of 45 C.F.R. §§ 164.504(e) and 164.314(a)(2) with each Subcontractor (including, without limitation, a Subcontractor that is an agent under applicable law) that creates, receives, maintains or transmits PHI on behalf of Company. Company shall ensure that the written agreement with each Subcontractor obligates the Subcontractor to comply with restrictions and conditions that are at least as restrictive as the restrictions and conditions that apply to Company under this Agreement.

B5-5

Section 2.6.     Reporting Requirements.

(a)            If Company becomes aware of a use or disclosure of PHI in violation of this Agreement by Company or a third party to which Company disclosed PHI, Company shall report the use or disclosure to Covered Entity without unreasonable delay, and in no event three (3) business days of discovering such unauthorized disclosure.

(b)            Company shall report any Security Incident involving EPHI of which it becomes aware in the following manner: (a) any actual, successful Security Incident will be reported to Covered Entity in writing without unreasonable delay, and (b) any attempted, unsuccessful Security Incident of which Company becomes aware will be reported toCovered Entity orally or in writing on a reasonable basis, as requested by Covered Entity. Ifthe HIPAA security regulations are amended to remove the requirement to report unsuccessful attempts at unauthorized access, the requirement hereunder to report such unsuccessful attempts will no longer apply as of the effective date of the amendment.

(c)            Company shall, following the discovery of a Breach of Unsecured PHI, notify Covered Entity of the Breach in accordance with 45 C.F.R. § 164.410 without unreasonable delay and in no case later than three (3) days after discovery of the Breach.

Section 2.7. Access to Information. Within 15 business days of a request by Covered Entity for access to PHI about an Individual contained in any Designated Record Setof Covered Entity maintained by Company, Company shall make available to Covered Entitysuch PHI for so long as Company maintains such information in the Designated Record Set. If Company receives a request for access to PHI directly from an Individual, Company shall forward such request to Covered Entity within ten business days. Covered Entity shall have the sole responsibility to make decisions regarding whether to approve a request for access toPHI.

Section 2.8. Availability of PHI for Amendment. Within 15 business days of receipt of a request from Covered Entity for the amendment of an Individual’s PHI containedin any Designated Record Set of Covered Entity maintained by Company, Company shall provide such information to Covered Entity for amendment and incorporate any such amendments in the PHI (for so long as Company maintain such information in the DesignatedRecord Set) as required by 45 C.F.R. § 164.526. If Company receives a request for amendment to PHI directly from an Individual, Company shall forward such request to Covered Entity within ten business days. Covered Entity shall have the sole responsibility tomake decisions regarding whether to approve a request for an amendment to PHI.

Section 2.9. Accounting of Disclosures. Within 15 business days of notice by Covered Entity to Company that it has received a request for an accounting of disclosures of PHI (other than disclosures to which an exception to the accounting requirement applies), Company shall make available to Covered Entity such information as is in Company’s possession and is required for Covered Entity to make the accounting required by 45 C.F.R. § 164.528. If Company receives a request for an accounting directly from an Individual, Company shall forward such request to Covered Entity within ten business days. Covered Entity shall have the sole responsibility to provide an accounting of disclosures to .

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Section 2.10. Availability of Books and Records. Company shall make their internal practices, books and records relating to the use and disclosure of PHI received from,or created or received by Company on behalf of, Covered Entity available to the Secretary forpurposes of determining Covered Entity’s and Company’s compliance with HIPAA.

III.	OBLIGATIONS OF THE COVERED ENTITY

Section 3.1. Permissible Requests. Covered Entity shall not request Company to use or disclose PHI in any manner that would not be permissible under HIPAA if done directlyby Covered Entity (except as provided in Sections 2.1(a), (b) and (c) of this Addendum).

Section 3.2. Minimum Necessary PHI. When Covered Entity discloses PHI to Company, Company shall provide the minimum amount of PHI necessary for the accomplishment of Company’s purpose.

Section 3.3. Permissions; Restrictions. Covered Entity warrants that it has obtained and will obtain any consents, authorizations and/or other legal permissions requiredunder HIPAA and other applicable law for the disclosure of PHI to Company. Covered Entityshall notify Company of any changes in, or revocation of, the permission by an Individual touse or disclose his or her PHI, to the extent that such changes may affect Company’s use or disclosure of PHI. Covered Entity shall not agree to any restriction on the use or disclosure of Practice Data under 45 CFR § 164.522 that restricts Company’s use or disclosure of PHI under this Agreement unless Company grants its written consent, which consent shall not be unreasonably withheld.

Section 3.4. Notice of Privacy Practices. Except as required by HIPAA or other applicable law, with Company’s consent or as set forth in the Services Agreement, Covered Entity shall not include any limitation in the Covered Entity’s notice of privacy practices that limits Company’s use or disclosure of PHI under this Agreement.

IV.	TERMINATION OF THIS AGREEMENT

Section 4.1. Termination Upon Breach of this Addendum. Any other provision of this Agreement notwithstanding, either party (the “Non-Breaching Party”) may terminate this Agreement upon 30 days advance written notice to the other party (the “Breaching Party”)in the event that the Breaching Party materially breaches this Addendum and such breach is not cured to the reasonable satisfaction of the Non-Breaching Party within such 30-day period; provided, however, that in the event that termination of this Agreement is not feasible, in the Non-Breaching Party’s sole discretion, the Non-Breaching Party has the right to report the breach to the Secretary.

Section 4.2. Return or Destruction of PHI upon Termination. Upon expiration or earlier termination of this Agreement, Company shall either return or destroy all PHI received from Covered Entity or created or received by Company on behalf of Covered Entity and which Company still maintains in any form. Notwithstanding the foregoing, to the extent that Company reasonably determines that it is not feasible to return or destroy such PHI, the terms and provisions of this Addendum shall survive termination of this Agreement and such PHI shall be used or disclosed solely for such purpose or purposes which prevented the return or destruction of such PHI.

V.	GOVERNING LAW AND VENUE

The terms of this Addendum shall be governed by the term of the Agreement as it relates to governing law and venue.

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EXECUTION VERSION

FIRST AMENDMENT TO AMENDED AND RESTATED MANAGEMENT SERVICES AGREEMENT

This FIRST AMENDMENT TO THE AMENDED AND RESTAETD MANAGEMENT SERVICES AGREEMENT (this “Amendment”) is entered into as of the date this Amendment is fully executed, by and between TOI Management, LLC, a Delaware limited liability company (“Management”) and The Oncology Institute CA, a Professional Corporation (formerly known as Richy Agajanian, M.D., a Professional Corporation), a California professional corporation (the “Practice”), for itself and on behalf of its subsidiaries (whether currently operating or hereafter created or acquired) (collectively, the “Subsidiaries”). Management and the Practice are each referred to herein as a “Party” and collectively as the “Parties.” Capitalized terms that are used but not defined herein will have the meanings ascribed to them in the Agreement.

RECITALS

WHEREAS, the Parties entered into that certain Amended and Restated Management Services Agreement dated January 12, 2021 (the “Agreement”);

WHEREAS, the Parties desire to amend the Agreement as set forth herein for purposes of clarifying the terms of the Agreement.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained in this Amendment, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:

AGREEMENT

1.	Amendments. The Parties restate and amend the Agreement as follows:

a.	Section 3.3 of the Agreement is deleted in its entirety and amended to read as follows:

3.3              Hours of Operation. The hours of operation of the Medical Offices shall be Monday through Friday (or as otherwise determined by Practice in consultation with Management), excluding holidays, during such hours as may be determined by Practice in consultation with Management, as well as such additional weekend and holiday hours as may be determined by Practice in consultation with Management. The Subsidiaries shall operate at such times as are determined by Practice in consultation with Management.

b.	Section 3.4 of the Agreement is deleted in its entirety and amended to read as follows:

3.4              Clinical Professionals. Practice and Subsidiaries (as applicable) will employ or engage all clinical professionals, including all nurse practitioners, nurses and other allied health professionals (the “Clinical Professionals”), necessary to conduct, manage and operate in a proper and efficient manner the Practice at the Medical Offices. Such professionals will be engaged or employed pursuant to written agreements developed by Management in consultation with Practice, subject to final approval by Practice.

c.	Section 3.6 of the Agreement is deleted in its entirety and amended to read as follows:

3.6 Managed Care Agreements. Practice shall consider in good faith all managed care agreements identified by Management and presented to Practice.

d.	Section 5.2(a) of the Agreement is deleted in its entirety and amended to read as follows:

5.2	Equipment, Fixtures, Furniture and Improvements.

(a)                Management shall furnish for use by Practice and Subsidiaries, as applicable, certain medical equipment, office equipment, fixtures, furniture and leasehold improvements (collectively, the “Equipment”) deemed by Management to be reasonably necessary for the proper and efficient operation of the Medical Offices, the Practice and the Subsidiaries, subject to approval by Practice. Management and Practice may mutually agree to the selection of any replacement or additional equipment. Any such replacement or additional equipment, if any, shall thereafter be deemed to be the Equipment for purposes of this Agreement.

e.	Section 5.4 of the Agreement is deleted in its entirety and amended to read as follows:

5.4 Supplies. Management shall furnish such supplies as may be deemed reasonably necessary by Management for the proper and efficient operation of the Practice and the Subsidiaries, subject to approval by Practice, including, but not limited to, stationery, statement forms or invoices, office supplies, copier paper and medical supplies (including pharmaceuticals in accordance with applicable federal and state law).

2.	Remaining Provisions. Except as amended hereby, the terms of the Agreement remain in full force and effect.

3.	Governing Law. This Amendment shall be governed by the substantive laws of the State of California without giving effect to conflict of laws principles.

4.	Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which taken together shall constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties hereto have caused this Third Amendment to be executed as of the dates set forth below.

PRACTICE:	The Oncology Institute CA, a Professional Corporation

	By:	/s/ Yale Podnos
Name: Yale Podnos
Title: President
Date: 6/24/2021

MANAGEMENT:	TOI Management, LLC

	By:	/s/ Brad Hively
Name: Brad Hively
Title: CEO
Date: 6/24/2021